Exhibit (a)(1)(I)

REGISTER.COM, INC.

OFFER TO PURCHASE FOR CASH

An Aggregate of $120 Million of Shares of Its Securities Comprised of
An Aggregate of $113,730,705 of
Shares of its Common Stock
(Including the Associated Preferred Stock Purchase Rights) and
An Aggregate of $6,269,295 of
Warrants to Purchase Shares of Its Common Stock

At a Purchase Price of $6.35 Per Share and
$6.35 Per Warrant (Less the Applicable Warrant Exercise Price)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, SEPTEMBER 2, 2003, UNLESS THE OFFER IS EXTENDED.

August 13, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Register.com, Inc., a Delaware corporation, is offering to spend an aggregate of up to $120 million in cash to purchase up to $113,730,705 worth of shares of its common stock, $0.0001 par value per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 28, 2002, between Register.com and American Stock Transfer & Trust Company, as Rights Agent, and up to $6,269,295 worth of warrants to purchase shares of common stock upon the terms and subject to the conditions of the Offer, as set forth in its Amended and Restated Offer to Purchase, dated August 13, 2003, and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the Offer). Unless the context otherwise requires, all references to shares and/or warrants shall include the associated preferred stock purchase rights. Unless the associated preferred stock purchase rights are redeemed prior to the expiration date of the offer, a tender of shares and/or warrants will also constitute a tender of the associated preferred stock purchase rights.

Register.com will pay $6.35 per share or, for warrants, the difference between $6.35 and the applicable warrant exercise price, in each case, net to the seller in cash, without interest, for shares and/or warrants properly tendered and not properly withdrawn in the Offer, on the terms and subject to the conditions of the Offer, including the proration provisions. Because of the proration provisions described in the Amended and Restated Offer to Purchase, all of the shares and/or warrants tendered may not be purchased if more than the amount of shares and/or warrants Register.com seeks to purchase in the Offer are properly tendered. Shares and/or warrants not purchased in the Offer will be returned promptly after the expiration of the Offer.

Upon the terms and subject to the conditions of the Offer, if more than an aggregate of $120 million shares and/or warrants, or such greater number of shares and/or warrants as Register.com may elect to purchase, subject to applicable law, have been properly tendered and are not properly withdrawn before the expiration date, Register.com will purchase such properly tendered shares and/or warrants on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares and/or warrants. If proration of tendered shares and/or warrants is required, Register.com will determine the proration factor promptly after the expiration date. In the event that the Offer is oversubscribed, shares and warrants will be accepted on a pro rata basis but subject to separate proration pools for the shares, on the one hand, and the warrants on the other, as described in the Amended and Restated Offer to Purchase.The proration factor for each stockholder tendering shares will be based on the ratio that the number of shares properly tendered and not properly withdrawn by such stockholder bears to the total number of shares properly tendered and not properly withdrawn by all stockholders. The proration factor for each warrant holder tendering warrants will be based on the ratio that the number of warrants properly tendered and not properly withdrawn by such warrant holder bears to the total number of warrants properly tendered and not properly withdrawn by all warrant holders. For the purpose of calculating the proration factor for warrants, the warrants tendered by each warrant holder and the total warrants tendered by all warrant holders will be counted as if the warrants were exercised on a cashless basis. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders and/or warrant holders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM AMOUNT OF SHARES AND/OR WARRANTS. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

For your information and for forwarding to your clients for whom you hold shares and/or warrants registered in your name or in the name of your nominee, Register.com is enclosing the following documents:

1. Amended and Restated Offer to Purchase, dated August 13, 2003;

2. Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer;

3. Letter to Register.com Stockholders and Warrant Holders from the Chief Executive Officer of Register.com;

4. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions, Substitute Form W-9, and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

REGISTER.COM URGES YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, SEPTEMBER 2, 2003, OR BEFORE SUCH LATER TIME AND DATE AS WE MAY ESTABLISH AS THE EXPIRATION DATE OF THE OFFER. SHARES OR WARRANTS VALIDLY TENDERED WITH A LETTER OF TRANSMITTAL IN THE FORM DISTRIBUTED WITH THE ORIGINAL OFFER TO PURCHASE ON AUGUST 5, 2003 WILL BE ACCEPTABLE NOTWITHSTANDING CHANGES MADE TO THE FORM OF LETTER OF TRANSMITTAL.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any other person for soliciting tenders of shares under the Offer other than fees paid to the Information Agent, as described in the Amended and Restated Offer to Purchase. Register.com will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares and/or warrants held by you as a nominee or in a fiduciary capacity. Register.com will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares and/or warrants, except as otherwise provided in the Amended and Restated Offer to Purchase and Letter of Transmittal.

In order to tender shares and/or warrants in the Offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees or an agent's message (as defined in the Amended and Restated Offer to Purchase) and any other documents required by the Letter of Transmittal, should be sent to the Depositary with either a certificate or certificates representing the tendered shares and/or warrants or confirmation of receipt of such shares and/or warrants under the procedure for book-entry transfer described in the Offer to the Purchase, all in accordance with the instructions set forth in the Amended and Restated Offer to Purchase and Letter of Transmittal.

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Any inquiries you may have with respect to the Offer should be addressed to Information Agent, Innisfree M&A Incorporated, at the address and telephone number set forth on the back cover page of the Amended and Restated Offer to Purchase.

Additional copies of the enclosed material may be obtained from Innisfree M&A Incorporated, by calling them at (212) 750-5834.

Very truly yours,

Register.com, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF REGISTER.COM, THE INFORMATION AGENT, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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